Exhibit 21
Subsidiaries of the Registrant

Name, Jurisdiction	Relationship

Williams Partners Operating LLC, Delaware	100%-owned by Williams Partners L.P.
Williams Partners Finance Corporation, Delaware	100%-owned by Williams Partners L.P.
Carbonate Trend Pipeline LLC, Delaware	100%-owned by Williams Partners Operating LLC
Mid-Continent Fractionation and Storage, LLC, Delaware	100%-owned by Williams Partners Operating LLC
Discovery Producer Services LLC, Delaware	60%-owned by Williams Partners Operating LLC
Discovery Gas Transmission LLC, Delaware	100%-owned by Discovery Producer Services LLC
Williams Four Corners LLC, Delaware	100%-owned by Williams Partners Operating LLC
Wamsutter LLC, Delaware	100% Class A LLC membership interest and 50% Class C LLC interest.